EXHIBIT 4.14

House Lease Agreement

Lessor (Party A): Li Hong

ID Card Number: [***]

Lessee (Party B): Chengdu Wufang Boyuan Innovation Technology Co., Ltd.

Unified Social Credit Code: [***]

In accordance with the Contract Law of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B have reached the following agreement on the lease of the following house on the basis of equality, free will and consensus through negotiation:

Article 1 Basic Information of the House

The house to be leased by Party A (hereinafter referred to as “the House”) is located at Units 1601, 1602, 1603, 1604, 1605, 1612, 16th Floor, Tower A, Shihao Building Office Building, No. 1098 Middle Section of Jiannan Avenue, Hi-Tech Zone, Chengdu City, Sichuan Province. The leased area from Party A to Party B is 1,013.43 square meters. If the actual leased area provided by Party A to Party B in accordance with the contract is higher or lower than the stipulated area, the rent shall remain unchanged and no adjustment shall be made. (The floor plan of the specific area leased to Party B is attached hereto as an annex; Annex 2 is the house purchase contract.)

Article 2 Purpose of the House

The House leased by Party A to Party B shall be used as Party B’s office premises. Unless otherwise agreed by both parties, Party B shall not alter the purpose of the House.

Article 3 Lease Term

The lease term shall be three years, commencing on April 1, 2025 and ending on March 31, 2028. Two months prior to the expiration of the lease term, both parties shall confirm in writing whether to renew the lease.

Article 4 Rent and Payment Method

1.	The rent is RMB 66 per square meter (including tax), and the monthly rent is RMB 66,886.00 in full (including tax) (Sixty-Six Thousand Eight Hundred and Eighty-Six Yuan Renminbi including tax).

2.	Party B shall pay the rent on a quarterly basis.

3.	Party B shall pay the rent to Party A 30 days before the lease commencement date (postponed in case of legal holidays). Party A shall provide a valid invoice within two weeks upon confirmation of receiving the rent.

Invoice Information of Party B:

Invoice Type: VAT Ordinary Invoice

Entity Name: Chengdu Wufang Boyuan Innovation Technology Co., Ltd.

Taxpayer Identification Number: [***]

Rental Collection Account Information of Party A:

Account Name: Li Hong

Opening Bank: Business Office, Chengdu Hi-Tech Industrial Development Zone Sub-branch, ICBC

Bank Account Number: [***]

4.	If Party B fails to pay the rent within the time stipulated in the contract and the arrears remain unpaid for more than 15 days after a written notice for payment from Party A, Party A shall have the right to terminate the contract.

Article 5 Time Limit for House Delivery and Performance Security Deposit

1.	This Agreement shall take effect on April 1, 2025.

2.	Party A shall deliver the House to Party B on or before March 31, 2025.

Article 6 Party A’s Warranty on Property Right

Party A warrants that there are no property right disputes or litigation disputes in respect of the leased House; otherwise, Party A shall bear all liabilities. Any economic losses caused to Party B thereby shall be compensated by Party A.

Article 7 Responsibilities for Maintenance and Upkeep

1.	During the lease term, Party A may inspect and repair the House and its attached facilities at an appropriate time, and Party B shall provide active assistance.

2.	The expenses for major normal repairs of the House shall be borne by Party A. In case the glass curtain wall, building structure, central air conditioning system or other parts of the leased House are damaged due to Party B’s poor management and use; or losses, claims or legal proceedings arise due to improper use or poor maintenance of electrical appliances, equipment, pipelines and circuits installed by Party B on its own; or various pollutions caused by decoration, all relevant liabilities, losses and compensation shall be borne by Party B.

Article 8 Agreement on Decoration and Alteration of House Structure

Party B shall not damage the House facilities at will. If Party B needs to alter the internal structure and decoration of the House or install equipment that may affect the House structure, it shall first obtain the written consent of Party A, and all resulting expenses shall be borne by Party B itself.

Article 9 Relevant Expenses During the Lease Term

During the lease term, expenses such as water and electricity fees, telephone fees, property management fees and internet fees within the leased area shall be paid by Party B.

Article 10 Expiration of the Lease

Upon the expiration of the lease term, this Contract shall terminate. By then, all facilities, equipment and office furniture in the office area leased by Party B shall be kept intact; meanwhile, Party B shall settle all expenses incurred during the lease term (including but not limited to property management fees, electricity fees, internet fees, etc.) and return the House to Party A.

If Party B requests to renew the lease, it shall submit a written application to Party A two months in advance. Party A shall give a written reply to Party B two months prior to the expiration of the contract. If Party A agrees to the renewal, the two parties shall sign a new lease contract.

Article 11 Agreement on Termination of the Contract Due to Party B’s Liabilities

If Party B is in any of the following circumstances, Party A may terminate the contract and take back the House, and any losses caused to Party A shall be compensated by Party B:

1.	Subletting the leased House without permission, or transferring or lending the leased House to a third party without permission;

2.	Demolishing, altering the structure of the leased House or changing the purpose of the leased House without permission;

3.	Using the leased House to engage in illegal activities;

4.	Intentionally damaging the leased House.

Article 12 Early Termination of the Contract

1.	During the lease term, if either party proposes to terminate the contract, it shall notify the other party in writing two months in advance.

2.	If Party A has to terminate the contract due to national construction and demolition, force majeure or the circumstances stipulated in Article 11 of this Contract, it shall generally notify Party B in writing two months in advance.

Article 13 Liability for Breach of Contract

Both parties shall strictly abide by this Contract during the lease term. If either party violates the provisions of this Contract, it shall bear the liability for breach of contract to the other party and compensate the other party for the economic losses incurred thereby.

Article 14 Special Agreements

1.	The House leased by Party A to Party B under this Agreement is a part of an entire floor, which is designed as an integrated system. Party A leases a part of it to Party B for exclusive use. Party A shall partition the leased area on the premise of meeting fire protection requirements and reserve safety doors.

2.	Party B shall pay the electricity fees and property management fees based on actual usage, and make the payment directly to the property management company. For internet lines, telephone lines and other facilities, Party B shall apply for them independently for the leased area, set up separate ports for exclusive use, and pay the relevant fees independently.

3.	The location of the leased area of Party B is attached hereto as a map.

4.	The office furniture in the leased House is owned by Party A, which shall make a registration list to be signed and confirmed by both parties. Party B shall take good care of Party A’s furniture and compensate for any damage at the original price.

Article 15 Other Provisions

1.	At the time of signing this Contract, both Party A and Party B have a clear understanding of their respective rights, obligations and liabilities, and agree to strictly implement this Contract and the relevant provisions. Matters not covered in this Contract shall be separately negotiated and agreed upon by Party A and Party B, and a supplementary agreement shall be signed. In case of any inconsistency between the supplementary agreement and this Contract, the supplementary agreement shall prevail.

2.	All annexes to this Contract shall be an integral part of this Contract. Matters not stipulated in this Contract, its annexes and the supplementary agreement shall be handled in accordance with the relevant laws and regulations of the People’s Republic of China.

3.	Any dispute arising from the performance of this Contract shall be settled by Party A and Party B through consultation. If the consultation fails, the people’s court where the leased House is located shall have jurisdiction.

4.	This Contract is made in four copies, with Party A and Party B each holding two copies, all of which have the same legal effect. This Agreement shall take effect upon signature or seal by both Party A and Party B.

Party A (Signature): /s/ Hong Li	Party B (Seal): /s/ Chengdu Wufang Boyuan Innovation Technology Co., Ltd.

Date: April 1, 2025	Date: April 1, 2025